Exhibit 21

QUANTUM CORPORATION
SUBSIDIARIES OF THE REGISTRANT

1	A.C.N. 120.786.012 Pty. Ltd., an Australian company
2	Advanced Digital Information Corporation, a Washington Corporation
3	Certance (US) Holdings, Inc., a Delaware corporation
4	Certance Holdings Corporation, a Delaware corporation
5	Certance LLC, a Delaware limited liability company
6	Pancetera Software Inc., a Delaware corporation
7	Quantum Beteiligungs GmbH, a German corporation
8	Quantum Boehmenkirch GmbH & Co. KG, a German corporation
9	Quantum Engineering Australia Pty. Ltd., an Australian company
10	Quantum GmbH, a German corporation
11	Quantum India Development Center Private Ltd., an Indian company
12	Quantum International Inc., a Delaware corporation
13	Quantum Korea Co. Ltd., a Korean corporation
14	Quantum Peripherals (Europe) SARL, a Swiss corporation
15	Quantum SARL, a French corporation
16	Quantum Storage Australia Pty. Ltd., an Australian corporation
17	Quantum Storage GmbH, a Swiss corporation
18	Quantum Storage Japan Corporation, a Japanese corporation
19	Quantum Storage Singapore Pte. Ltd., a Singapore private company
20	Quantum Storage UK Ltd., a United Kingdom corporation